Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lamar Advertising REIT Company:

We consent to the use of our report dated June 27, 2014, with respect to the balance sheet of Lamar Advertising REIT Company as of June 25, 2014 included herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

September 23, 2014